Exhibit 16.1

September 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Petros Pharmaceuticals, Inc. under Item 4.01 of its Form 8-K dated September 5, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Petros Pharmaceuticals, Inc. contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.